Exhibit 99.0

For Immediate Release	Contact:	Bob DeFillippo
November 8, 2011		(973) 802-4149

PRUDENTIAL FINANCIAL DECLARES

ANNUAL DIVIDEND ON COMMON STOCK

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today that its Board of Directors has declared an annual dividend for 2011 of $1.45 per share of Common Stock, payable on December 16, 2011 to shareholders of record at the close of business on November 22, 2011. The 2011 Common Stock declared dividend represents an increase of 26% from the 2010 Common Stock dividend and is the highest ever paid by the Company.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $871 billion of assets under management as of September 30, 2011, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/.